Exhibit 10.1

EXECUTION VERSION

SECOND FORBEARANCE AGREEMENT

THIS SECOND FORBEARANCE AGREEMENT, dated as of June 30, 2016 (this “Agreement”), is entered into by and between C&J Energy Services Ltd. (“Parent”), CJ Lux Holdings S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), having its registered office at 15, rue Edward Steichen, L-2540 Luxembourg, having a share capital of $2,000,000 and registered with the Luxembourg Register of Commerce and Companies under number B190.857 (“Luxembourg Borrower”), CJ Holding Co. (“U.S. Borrower” and, together with Parent and Luxembourg Borrower, the “Borrowers”), certain other Loan Parties identified on the signature pages hereto, Cortland Capital Market Services LLC (“Cortland”), in its capacity as successor Administrative Agent to Bank of America, N.A. under the Credit Agreement (as defined below) (in such capacity (or any successor in such capacity), the “Agent”) and the lenders appearing on the signature pages hereto (the “Consenting Lenders”). Each of the foregoing shall be referred to herein as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, the Borrowers, the Agent and the Lenders are party to that certain Second Amended and Restated Credit Agreement dated as of September 29, 2015 (as amended, restated, extended, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”);1

WHEREAS, the Borrowers (i) are unable to comply with Section 7.11(d) of the Credit Agreement for the six-month period ending March 31, 2016 which failure constitutes an Event of Default under Section 8.01(b) the Credit Agreement (such default, the “Designated Financial Covenant Default”), (ii) have failed to make the interest payments due and payable on May 31, 2016 as well as unused commitment fees and Letter of Credit Fees due under the Credit Agreement, which failures constitute Events of Default under Section 8.01(a) of the Credit Agreement and (iii) anticipate that they will fail to make the interest and principal payments (including, without limitation, payments of interest accruing at the Default Rate pursuant to Section 2.08(b) of the Credit Agreement) or pay unused commitment fees or Letter of Credit Fees due under the Credit Agreement during the Forbearance Period (as defined below) which failure constitutes an Event of Default under Section 8.01(a) of the Credit Agreement (such defaults described in the foregoing clauses (ii) and (iii), the “Designated Payment Defaults” and, together with the Designated Financial Covenant Default, the “Designated Defaults”);

WHEREAS, the Borrowers acknowledge and agree that (i) upon the occurrence and during the continuance of an Event of Default of the nature of the Designated Financial Covenant Default, the Agent is (acting at the request of, or with the consent of, the Lenders holding more than 50% of the aggregate principal amount of the Revolving Credit Commitments and Initial Tranche B-1 Term Loans (collectively, the “Majority Specified Lenders”)) entitled by notice to the Borrowers to accelerate certain of the Obligations, to seek immediate repayment in full of the Obligations and to exercise any or all of its rights and remedies under the Loan

[1]	Capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed thereto in the Credit Agreement.

Documents or applicable law and (ii) upon the occurrence and during the continuance of an Event of Default of the nature of the Designated Payment Defaults, the Agent is (acting at the request of, or with the consent of the Required Lenders) entitled by notice to the Borrowers to accelerate certain of the Obligations, to seek immediate repayment in full of the Obligations and to exercise any or all of its rights and remedies under the Loan Documents or applicable law;

WHEREAS, pursuant to that certain Temporary Limited Waiver Agreement, dated May 10, 2016 and effective as of March 31, 2016 (the “First Limited Waiver”), Bank of America, N.A. in its capacity as the Administrative Agent and certain Lenders constituting the Majority Specified Lenders under the Credit Agreement, agreed, subject to the conditions contained in the First Limited Waiver, to temporarily waive the Designated Financial Covenant Default, with effect through May 31, 2016;

WHEREAS, pursuant to that certain Forbearance Agreement, dated and effective as of May 31, 2016 (the “First Forbearance”), Bank of America, N.A. in its capacity as the AdministrativeAgent and certain Lenders constituting (x) the Majority Specified Lenders (with respect to the Designated Financial Covenant Default) and (y) the Required Lenders (with respect to the Designated Payment Defaults set forth therein), in each case under the Credit Agreement, agreed, subject to the conditions contained in the First Forbearance, to temporarily forbear from exercising any of their rights and remedies under the Loan Documents in respect of the applicable Designated Defaults, with effect through June 30, 2016;

WHEREAS, Parent and the other Loan Parties have reached an agreement in principle (the “Restructuring Agreement”) with the members of the Steering Committee (as defined below) on a restructuring transaction on the terms set forth on Exhibit A hereto (the “Agreed Restructuring Transaction”);

WHEREAS, the Borrowers have requested that (i) the Lenders holding Revolving Credit Commitments and Initial Tranche B-1 Term Loans (collectively, the “Specified Lenders”) temporarily forbear, solely by reason of the Designated Financial Covenant Default, from accelerating Obligations or otherwise exercising rights or remedies under the Loan Documents and (ii) the Lenders temporarily forbear, solely by reason of the Designated Payment Defaults, from accelerating Obligations or otherwise exercising rights or remedies under the Loan Documents, in each case, during the Forbearance Period, in order to permit the Borrowers to document a restructuring support agreement among the Loan Parties, each member of the Steering Committee and such other parties as may be appropriate and acceptable to the foregoing (the “Restructuring Support Agreement”), which will include, among other things, term sheets setting forth terms of (a) the Agreed Restructuring Transaction and (b) a debtor-in-possession financing facility satisfactory to the members of the Steering Committee and the Borrowers (the “DIP Facility”) in connection with the Agreed Restructuring Transaction;

WHEREAS, the Borrowers have the intention to negotiate in good faith (i) the Restructuring Support Agreement and (ii) such other documentation and other steps necessary to implement the Agreed Restructuring Transaction and, to the extent applicable, the DIP Facility, prior to the expiration of the Forbearance Period; and

WHEREAS, the Consenting Lenders agree to accommodate such request of the Borrowers on the terms and subject to the conditions herein set forth;

NOW, THEREFORE, in consideration of the foregoing, the covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1. Incorporation of Recitals.

Each of the Loan Parties acknowledges that the recitals set forth above are true and correct in all material respects.

Section 2. Amounts Owing.

Each of the Loan Parties acknowledges and agrees that, as of the date hereof, the Borrowers are indebted to the Secured Parties in an aggregate amount equal to (a) the aggregate principal amount of Revolving Credit Loans (including any Swing Line Loans) outstanding under the Credit Agreement in an amount equal to $284,400,000, plus accrued and unpaid interest thereon and fees in respect thereof, plus (b) the aggregate principal amount of Initial Tranche B-1 Term Loan outstanding under the Credit Agreement in an amount equal to $569,250,000, plus accrued and unpaid interest thereon, plus (c) the aggregate principal amount of Initial Tranche B-2 Term Loan outstanding under the Credit Agreement in an amount equal to $480,150,000, plus accrued and unpaid interest thereon, plus (d) all obligations with respect to Letters of Credit outstanding under the Credit Agreement, plus (e) all obligations, if any, pursuant to any Secured Cash Management Agreement or Secured Hedge Agreement, plus (f) the unpaid actual out-of-pocket expenses incurred by the Agent and the members of that certain steering committee of Lenders consisting of Ascribe Capital LLC, BlueMountain Capital Management, LLC, GSO Capital Partners LP and Solus Alternative Asset Management LP (collectively with such additional Lenders, if any, as may be determined in the sole discretion of the foregoing, the “Steering Committee”) in connection with the preparation, negotiation, execution and delivery of this Agreement and all unpaid out-of-pocket expenses incurred by the Agent and any Lender in connection with the enforcement or protection of their rights or in connection with this Agreement, the Credit Agreement and the other Loan Documents, in connection with the Obligations under the Credit Agreement or incurred during any workouts, restructuring or negotiating in respect of such Obligations, as and to the extent set forth in Section 10.04(a) of the Credit Agreement, and such amounts are outstanding without defense, offset or counterclaim; provided that such amounts shall not include any Excluded Swap Obligations.

Section 3. Forbearance; Forbearance Period.

(a) In reliance upon the representations, warranties and covenants of the Loan Parties contained in this Agreement, and upon the terms and subject to the conditions of this Agreement, each of the Consenting Lenders agrees that, during the Forbearance Period, such Lender shall not enforce any of its rights and remedies under the Loan Documents in respect of the applicable Designated Defaults against the Loan Parties or their assets (the “Forbearance”). The Borrowers acknowledge and agree that the Forbearance is limited to the extent specifically set forth above and no other terms, covenants or provisions of the Credit Agreement or any other Loan Document are intended pursuant to this Section 3 to (or shall) be affected hereby, all of which remain in full force and effect unaffected hereby.

(b) The “Forbearance Period” shall commence on the Forbearance Effective Date (as defined below) and shall terminate immediately and automatically upon the earliest to occur of (i) July 17, 2016, at 11:59 pm New York time and (ii) the occurrence of a Forbearance Termination Event (as defined below).

(c) Upon the occurrence of a Forbearance Termination Event, the Forbearance Period shall immediately end without the requirement of any demand, presentment, protest, notice or other action of any kind, all of which Borrowers and the other Loan Parties each waives, and subject to the terms of the Loan Documents, each of the Agent, the Required Lenders and the Majority Specified Lenders shall be free in its sole and absolute discretion, without limitation, to proceed to enforce any or all of its rights and remedies available under the Loan Documents and/or applicable law in respect of the Designated Defaults.

(d) The occurrence of any of the following events or circumstances shall constitute a termination event with respect to the Forbearance (each, a “Forbearance Termination Event”):

(i) the occurrence and continuation of (i) a Default under Section 8.01(a) of the Credit Agreement (other than the Designated Payment Defaults) or (ii) any Event of Default under the Credit Agreement that is not a Designated Default;

(ii) a breach by the Borrowers or any Loan Party of any provision of this Agreement; provided that in the case of Section 5(a)(i) and (ii) of this Agreement, such breach shall remain unremedied for a period of two Business Days after written notice thereof from the Agent to any of the Borrowers;

(iii) any representation or warranty contained in this Agreement shall be incorrect in any material respect as of the date hereof; provided that if any such representation or warranty is qualified by or subject to a materiality qualification, such representation or warranty shall be true and correct in all respects;

(iv) 11:59 p.m. New York time on July 8, 2016 (the “RSA Deadline”), if the execution by each Loan Party, delivery and effectiveness of the Restructuring Support Agreement has not occurred by such deadline;

(v) any default or breach by any Loan Party of any provision of the Restructuring Support Agreement, or any act by any Loan Party inconsistent therewith, in each case unless waived pursuant to the terms of the Restructuring Support Agreement;

(vi) any change or replacement by the Company of its current counsel, Kirkland & Ellis LLP, Fried Frank Harris Shriver & Jacobson LLP and Loeb & Loeb LLP, or financial advisors, Evercore Partners Inc. and AlixPartners Partners LLP;

(vii) an agreement in principle is reached by any Loan Party as to any restructuring transaction that is not supported by the Steering Committee; and

(viii) an agreement is reached by any Loan Party in respect of any debtor-in-possession financing facility other than the DIP Facility.

(e) The Forbearance is limited in nature and nothing contained herein is intended, or shall be deemed or construed (i) to constitute a waiver of any of the Designated Defaults or any future Defaults or Events of Default or compliance with any term or provision of the Loan Documents or applicable law or (ii) to establish a custom or course of dealing between the Loan Parties, on the one hand, and the Agent and/or any Lender, on the other hand.

(f) Immediately upon the Forbearance Period ending in accordance with its terms, the agreements set forth in Section 3(a) shall be void ab initio (it being understood, for the avoidance of doubt, that this provision shall not impair the effectiveness of any provisions of this Agreement including Section 4, which shall remain in full force and effect). In furtherance of the foregoing, and notwithstanding the occurrence of the Forbearance Effective Date, each of the Loan Parties acknowledges and confirms that, subject to the Forbearance, all rights and remedies of the Agent and the Lenders under the Loan Documents and applicable law with respect to the Borrowers or any other Loan Party shall continue to be available to the Agent and the Lenders.

(g) The parties hereto agree that the running of all statutes of limitation and the doctrine of laches applicable to all claims or causes of action that the Agent or any Lender may be entitled to take or bring in order to enforce its rights and remedies against the Borrowers or any other Loan Party are, to the fullest extent permitted by law, tolled and suspended during the Forbearance Period.

Section 4. Covenants.

(a) During the Forbearance Period, each Loan Party shall comply with all obligations, limitations, restrictions or prohibitions that would otherwise be effective or applicable under the Credit Agreement or any of the other Loan Documents during the continuance of any Default or Event of Default; provided that, solely in respect of Net Cash Proceeds from the Disposition in one or more transactions of all or a portion of the business conducted by of Total E&S, Inc. and Blue Ribbon Technology, Inc., notwithstanding the default blocker in Section 2.05(b)(ii) of the Credit Agreement, the Term Borrower shall not be required to offer to prepay the Term Loans with such Net Cash Proceeds, (A) until the aggregate amount of the Net Cash Proceeds derived from all Dispositions in any fiscal year of Parent is equal to or greater than $25,000,000 or (B) at the election of the Term Borrower (as notified by the Term Borrower to the Agent on or prior to the date on which a notice of prepayment shall be required to be delivered to the Agent pursuant to Section 2.05(b)(v) of the Credit Agreement), to the extent a Loan Party or a Restricted Subsidiary reinvests all or any portion of such Net Cash Proceeds in operating assets (other than current assets) within 365 days after the receipt of such Net Cash Proceeds (or, if such Loan Party or Restricted Subsidiary shall have entered into a legally binding commitment within such 365-day period to so apply such Net Cash Proceeds, within 180 days following such 365-day period); provided, further, that if such Net Cash Proceeds shall have not been so reinvested within the applicable period, the Term Borrower shall immediately offer to prepay the Term Loans in an aggregate amount equal to such Net Cash Proceeds.

(b) Notwithstanding any other provision of the Credit Agreement, during the Forbearance Period, without the express written consent of the Required Lenders, each Loan Party shall not and shall cause each Restricted Subsidiary not to:

(i) engage in any asset sales outside the ordinary course of business pursuant to Section 7.05(g) of the Credit Agreement, except to the extent consideration therefor is in cash and for fair market value;

(ii) pay or set aside funds for the purpose of making any payments to or on behalf of Nabors (including, without limitation, in respect of any debt owed to Nabors, any payments of principal, interest, fees or expenses);

(iii) pay, receive or otherwise transfer funds (including any funds to be received in respect of the asset sales described in Section 4(a) of this Agreement or transferred pursuant to Section 4(f) of this Agreement) into any account other than (A) the accounts listed on Schedule 4(b) attached hereto, (B) any Specified Securities Account (as defined below) over which the Agent has been granted control pursuant to Section 7(a)(ix)(A) of this Agreement or (C) any account which, immediately following such payment, receipt or transfer, shall be an Excluded Deposit Account (the “Specified Covered Accounts”);

(iv) pay, invest or otherwise transfer funds to CJES Insurance (Texas) Inc. or CJES Insurance (Bermuda) Ltd. beyond the minimum amount required by any applicable statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, or the interpretation thereof, whether or not having the force of law, including, without limitation, the requirements of the Texas Department of Insurance and applicable requirements in Bermuda (collectively, “Captive Insurance Laws”);

(v) make or implement any amendment, waiver, supplement or other modification to any employment agreement or employee compensation plan (including, without limitation, that certain Senior Executive Incentive Plan, effective as of May 5, 2016 and amended and restated as of June 23, 2016 (the “SEIP”) and that certain Key Employee Incentive Plan, effective as of May 5, 2016 (the “KEIP”) or pay or cause to be paid any amount contemplated by the SEIP or the KEIP before the date on which such amount becomes due and payable pursuant to the terms of the SEIP or the KEIP, as applicable;

(vi) terminate, enter into, amend, restate, amend and restate, supplement or otherwise modify any agreement with Nabors or any of its Affiliates, other than Parent and Parent’s Subsidiaries; or

(vii) take any action (or forbear from taking any action), in each case except as expressly permitted hereunder, outside the ordinary course of business that, if such Loan Party were a debtor pursuant to chapter 11 of the Bankruptcy Code of the United States, would require court approval.

(c) The Borrowers shall pay all fees and expenses incurred by the Agent (including the fees and expenses of Davis Polk & Wardwell LLP (“Davis Polk”), FTI Consulting, Inc. (“FTI”), Moelis & Company (“Moelis”), Hilco Valuation Services, LLC (“Hilco”) and one local counsel in each jurisdiction in which Collateral is located, Loan Parties are organized or any chapter 11 case or other insolvency proceeding is occurring or expected to occur) in connection with the Credit Agreement, this Agreement and any other instruments or documents being executed and delivered in connection herewith and the transactions contemplated hereby, including any restructuring, in each case as provided in Section 10.04(a) of the Credit Agreement and by no later than the second Business Day following the date on which an invoice is received. Amounts from the Retainers (as defined in the First Limited Waiver) and the Additional Retainers (as defined below and, together with the Retainers, the “Current Retainer”) shall be applied by Davis Polk, FTI and Moelis, as applicable, in respect of the accrued fees and expenses of such professionals in accordance with the terms of their respective engagement agreements (to the extent applicable) or as otherwise set forth in the First Limited Waiver or this Agreement. The Borrowers shall, within two Business Days of receipt of an invoice therefor, promptly pay: directly to Davis Polk, FTI and Moelis, as applicable, an additional retainer amount in the amount of such fees and expenses paid from their respective Current Retainers during the period of the applicable invoice.

(d) The Borrowers shall negotiate in good faith (i) the Restructuring Support Agreement prior to the deadline set forth in Section 3(d)(iv) of this Agreement and (ii) such other documentation necessary to implement the Agreed Restructuring Transaction and, to the extent applicable, the DIP Facility, prior to the expiration of the Forbearance Period.

(e) If the amount of funds held in any Deposit Account or Securities Account maintained by CJES Insurance (Texas) Inc., including, but not limited to the account held at Fidelity, or CJES Insurance (Bermuda) Ltd. shall exceed the amount that is required to be held in such account by Captive Insurance Laws, the Borrower shall or shall cause the applicable Loan Party to promptly (and by no later than 4:00 p.m. New York time on July 1, 2016 with respect to any funds so held as of the date of this Agreement) transfer such excess amount of funds to one or more Specified Covered Accounts and certify to the Administrative Agent and the Lenders in writing that such transfer has taken place.

(f) As soon as practicable following effectiveness of this Agreement, and in any event no later than July 1, 2016, the Borrowers shall publicly announce in a press release and a Form 8-K filing with the SEC, each in form and substance satisfactory to the Steering Committee, (A) the entry into and effectiveness of this Agreement and (B) the fact that the Restructuring Agreement with respect to the Agreed Restructuring Transaction has been reached among Parent, the other Loan Parties and the members of the Steering Committee, subject to definitive documentation and negotiation of outstanding terms.

Section 5. Information and Financial Data; Access to Properties and Inspections.

(a) Each Loan Party agrees (i) to provide the Agent and its representatives with reasonable access to inspect such Loan Party’s financial records and properties pursuant to Section 6.10 of the Credit Agreement but without the limitations on the frequency of visits contained therein, provided that such visits shall be during normal business hours and (ii) promptly to provide such customary financial and other information regarding the Loan Parties and their respective businesses and operations that the Agent or its advisors may reasonably request to the extent (w) such information is readily available to a Loan Party, (x) such information is not subject to attorney/client privilege, (y) such information does not constitute trade secrets and (z) the provision of such information is not prohibited by law or by the legally binding confidentiality obligations of any Loan Party to a third party (other than another Loan Party); provided that the Borrowers shall use commercially reasonable efforts to obtain the consent of any such third party to provide such information to the Agent or its advisors on a confidential basis and use commercially reasonable efforts to communicate, to the extent permitted, the applicable information in a way that would not risk waiver of such privilege or violate the applicable obligation.

(b) The Borrowers agree to provide the Agent and the Lenders (with a copy to FTI) by no later than 5:00 p.m. (New York time) on Wednesday, July 6, 2016 and on any subsequent Wednesday during the Forbearance Period, (i) a 13-week statement of projected receipts and disbursements (each a “Rolling 13-Week Cash Flow Forecast”) and (ii) a report showing actual receipts and disbursements through the prior week, including a variance report showing the variance to the immediately prior Rolling 13-Week Cash Flow Forecast (including any Rolling 13-Week Cash Flow Forecast delivered pursuant to the First Forbearance).

(c) No later than 5:00 p.m. (New York time) on Wednesday, July 6, 2016 and any subsequent Wednesday thereafter during the Forbearance Period (each a “Flash Reporting Date”), the Borrowers agree to provide to the Agent and the Lenders (with a copy to FTI) a flash report, prepared by the Borrowers in good faith in accordance with their past practices for internal financial reporting, which shall consist of statements of Cash and Cash Equivalents (including both book and bank balances) held by Parent and its subsidiaries on a consolidated basis (i) as of close of business on the Friday immediately preceding the applicable Flash Reporting Date and (ii) on average for the 10 Business Days immediately preceding the applicable Flash Reporting Date.

Section 6. Representations and Warranties.

(a) Each of the Loan Parties hereby represents and warrants to the Agent and the Consenting Lenders that as of the date hereof:

(i) the execution, delivery and performance of this Agreement by each of the Loan Parties has been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of the Loan Parties’ Organization Documents; (b) conflict with or result in any breach or contravention of, or require any payment to be made under (i) any material Contractual Obligation to which each of the Loan Parties is a party or affecting each of the Loan Parties or the properties of each of the Loan Parties or any of its Restricted Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which each of the Loan Parties or its property is subject; (c) violate any Law to which each of the Loan Parties or its property is subject; or (d) result in the creation of any Lien on any property of Parent or any Restricted Subsidiary;

(ii) no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, each of the Loan Parties of this Agreement, other than those obtained prior to the Forbearance Effective Date or being obtained in connection herewith;

(iii) each of the representations and warranties made by any Loan Party set forth in Article V of the Credit Agreement (other than in Sections 5.05(d) and 5.18) or in any other Loan Document is true and correct in all material respects as of the date hereof with the same effect as though made on and as of the date hereof, except to the extent such representations and warranties expressly relate to earlier dates, in which case they shall be true and correct in all material respects as of such earlier date;

(iv) no Default or Event of Default has occurred and is continuing other than the Designated Default;

(v) no Investment is currently being made in CJES Insurance (Texas) Inc. or CJES Insurance (Bermuda) Ltd. beyond the minimum amount required by applicable Captive Insurance Laws; and

(vi) no amendment, supplement, waiver or other modification to the SEIP has been made since June 23, 2016 and no amendment, supplement, waiver or other modification to the KEIP has been made since May 5, 2016, and the Loan Parties have delivered by email to FTI fully final, execution copies of the currently effective SEIP and KEIP (including, in each case, any amendments, exhibits, annexes, appendices or other supplements or attachments thereto).

Section 7. Conditions to Effectiveness of this Agreement.

(a) This Agreement shall become effective (the date of such effectiveness being referred to herein as the “Forbearance Effective Date”) upon satisfaction or waiver of each of the following conditions:

(i) evidence reasonably satisfactory to the Steering Committee of approval by the board of directors of the Restructuring Agreement with respect to the Agreed Restructuring Transaction, subject to negotiation of ourstanding terms and definitive documentation (including the Restructuring Support Agreement);

(ii) execution and delivery of this Agreement by the Agent, the Consenting Lenders and the Loan Parties and, in each case, delivered to the Agent;

(iii) payment of all fees and expenses due to Davis Polk, FTI and Moelis pursuant to Section 4(c) hereof and invoiced not later than one Business Day prior to the Forbearance Effective Date;

(iv) receipt by each of Davis Polk, FTI and Moelis of an advance retainer in respect of their fees and expenses payable pursuant to Section 4(c) hereof in an amount equal to USD $250,000 payable to each of FTI and Moelis and USD $500,000 payable to Davis Polk (the aggregate amount of which retainers payable to all of them collectively shall not exceed $1,000,000), in cash (each an “Additional Retainer” and, collectively, the “Additional Retainers”); and

(v) for each securities account listed on Schedule 7(a) attached hereto (each a “Specified Securities Account” and, collectively, the “Specified Securities Accounts”) the Loan Party maintaining such Specified Security Accounts shall have either:

(A) completed all steps sufficient to grant “control” (within the meaning of Article 9 of the UCC) over the Specified Securities Accounts to the Agent, including, but not limited to, the execution of securities account control agreements acceptable to the Agent; or

(B) caused all amounts held in any Specified Securities Account in excess of $500 to be transferred to a Specified Covered Account.

Section 8. Notice of Default.

The Borrowers shall provide notice to the Agent, as soon as possible but in any event within two Business Days of obtaining knowledge of the occurrence any Forbearance Termination Event, which notice shall state that such event occurred and set forth, in reasonable detail, the facts and circumstances that gave rise to such event. Such notice shall be delivered by electronic mail to:

Cortland Capital Market Services LLC

225 W. Washington St., 21st Floor

Chicago, Illinois 60606

Attention: Ryan Morick and Legal Department

Telephone: 312-564-5072

Telecopier: 312-376-0751 Electronic Mail: ryan.morick@cortlandglobal.com and legal@cortlandglobal.com

With copies to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attn: Jinsoo Kim (jinsoo.kim@davispolk.com) and Timothy Graulich

(timothy.graulich@davispolk.com)

All notices given in accordance with the provisions of this Section 8 shall be deemed to have been given on the date of receipt.

Section 9. Effect Upon Credit Agreement; Ratification of Liability; No Waiver; Etc.

(a) From and after the date hereof, (i) the term “Agreement” in the Credit Agreement, and all references to the Credit Agreement in any Loan Document, shall mean the Credit Agreement, as interpreted in accordance with the terms of this Agreement, and (ii) the term “Loan Documents” in the Credit Agreement and the other Loan Documents shall include, without limitation, this Agreement and any agreements, instruments and other documents executed and/or delivered in connection herewith.

(b) Each of the Loan Parties hereby ratifies and reaffirms as of the date of this Agreement all of its obligations under each Loan Documents to which it is a party in respect of payment, performance, indemnification or otherwise including, without limitation, guarantees of such obligations, and hereby ratifies and reaffirms its grant of liens on or security interests in their properties pursuant to such Loan Documents as security for the Obligations under or with respect to the Credit Agreement and confirms and agrees that such liens and security interests secure all of the Obligations, including any additional Obligations hereafter arising or incurred pursuant to or in connection with this Agreement, the Credit Agreement or any other Loan Document.

(c) Except as expressly provided herein, nothing in this Agreement is intended or shall be deemed or construed to in any way waive, alter or impair the obligations or any of the rights or remedies of the Agent or the Lenders under the Loan Documents or applicable law. All terms and provisions of the Loan Documents remain in full force and effect, except to the extent expressly modified by this Agreement. Each of the Loan Parties acknowledges that the Agent and the Consenting Lenders have made no representations as to what actions, if any, they will take after the Forbearance Period, and the Agent and each Consenting Lender hereby specifically reserves any and all rights, remedies, and claims it has (after giving effect hereto) with respect to the Events of Default and each other Default that may occur.

Section 10. Release.

(a) In consideration of, among other things, the forbearance provided for herein, each Borrower and each other Loan Party (on its own behalf and on behalf of its respective Subsidiaries) forever waives, releases and discharges any and all claims (including, without limitation, cross-claims, counterclaims, rights of setoff and recoupment), causes of action, demands, suits, costs, expenses and damages that it now has or hereafter may have, of whatsoever nature and kind, whether known or unknown, whether now existing or hereafter arising, whether arising at law or in equity, against the Agent and/or any Lender (in their respective capacities as such) and any of their respective subsidiaries and affiliates, and each of their respective successors, assigns, officers, directors, employees, agents, attorneys and other advisors or representatives (collectively, the “Released Parties”); provided that in each case such claim is based in whole or in part on facts, events or conditions, whether known or unknown, existing on or prior to the date hereof and which arise out of or are related to the Credit Agreement or the Credit Agreement as amended by this Agreement, the other Loan Documents, the Obligations or the Collateral (collectively, the “Released Claims”). The Borrowers and other Loan Parties further agree to refrain from commencing, instituting or prosecuting, or supporting any Person that commences, institutes, or prosecutes, any lawsuit, action or other proceeding against any and all Released Parties with respect to any and all Released Claims.

(b) With respect to the subject of the foregoing releases, each of the Loan Parties hereby acknowledges the provisions of California Civil Code Section 1542, which states: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR. The Loan Parties hereby waive any and all rights which may be conferred upon them by virtue of Civil Code section 1542 or any similar provision or body of law. In this regard, the Loan Parties acknowledge that facts in addition to or different from those which are now known or believed to exist may hereafter be discovered with respect to the subject matter herein and that any release pursuant to this Agreement will remain fully enforceable notwithstanding such discovery.

Section 11. Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of each Party hereto and their respective successors and assigns. During the period commencing on the date hereof and ending on the last day of the Forbearance Period, no Consenting Lender shall transfer or assign its rights under the Credit Agreement or this Agreement absent the written agreement of the transferee or assignee to be bound by the terms of this Agreement, but no Consenting Lender shall be further limited in its transfer or assignment rights other than as provided in the Credit Agreement.

Section 12. No Third-Party Beneficiaries.

No Person other than Borrowers, the other Loan Parties, the Agent and the Lenders, and in the case of Section 10 hereof, the Released Parties, shall have any rights hereunder or be entitled to rely on this Agreement and all third-party beneficiary rights (other than the rights of the Released Parties under Section 10 hereof) are hereby expressly disclaimed.

Section 13. Severability.

The invalidity, illegality or unenforceability of any provision in or obligation under this Agreement in any jurisdiction shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Agreement or of such provision or obligation in any other jurisdiction.

Section 14. Governing Law, Jurisdiction; Waiver of Jury Trial.

Sections 10.14 and 10.15 of the Credit Agreement apply to this Agreement, mutatis mutandis.

Section 15. Amendments.

The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, without the express prior written consent of the Loan Parties, the Agent and the Required Lenders.

Section 16. Time of Essence.

Time is of the essence in the performance of each of the obligations of the Borrowers and the other Loan Parties hereunder and with respect to all conditions to be satisfied by such parties.

Section 17. Good Faith Cooperation; Further Assurances.

Each of the Loan Parties hereby agrees to execute and deliver from time to time such other documents and take such other actions as may be reasonably necessary in order to effectuate the terms hereof. The Parties shall cooperate with each other and with their respective counsel in good faith in connection with any steps required to be taken as part of their respective obligations under this Agreement.

Section 18. Prior Negotiations; Entire Agreement.

This Agreement, the Credit Agreement and the other Loan Documents constitute the entire agreement of the Parties with respect to the subject matter hereof, and supersedes all other prior negotiations, understandings or agreements with respect to the subject matter hereof.

Section 19. Interpretation.

This Agreement is the product of negotiations of the Parties and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.

Section 20. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by electronic mail (e.g. “.pdf” or “.tif”) shall be effective as delivery of an original executed counterpart of this Agreement.

Section 21. Section Titles.

The section and subsection titles contained in this Agreement are included for convenience only, shall be without substantive meaning or content of any kind whatsoever, and are not a part of the agreement between the Loan Parties, on the one hand, and Agent and the Consenting Lenders, on the other hand. Any reference in this Agreement to any “Section” refers, unless the context otherwise indicates, to a section of this Agreement

Section 22. Notice of Designated Defaults.

This Agreement and the matters set forth herein shall constitute written notice of the Designated Defaults for purposes of satisfaction of any disclosure requirement in the Credit Agreement, any Compliance Certificate or any other Loan Document requiring that the Loan Parties give notice of, certify as to the absence of, or otherwise disclose in writing the occurrence and/or continuance of any Default or Event of Default and the failure of any Loan Party prior to, on or after the date hereof to deliver any such notice, certification or other disclosure shall not constitute a Default or Event of Default under the Credit Agreement. The Borrowers (along with their advisors) are in ongoing discussions with the Lenders and their advisors regarding the Designated Defaults and a long-term solution.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

C&J ENERGY PRODUCTION SERVICES-CANADA LTD. (formerly Nabors Production Services Ltd.)
C&J ENERGY SERVICES LTD.
C&J ENERGY SERVICES, INC.
C&J SPEC-RENT SERVICES, INC.
C&J WELL SERVICES, INC. (formerly Nabors Completion & Production Services Co.)
CJ HOLDING CO.

By:	/s/ Danielle Hunter
Name: Danielle Hunter
Title: Executive Vice President and General Counsel

BLUE RIBBON TECHNOLOGY, INC.
C&J VLC, LLC
KVS TRANSPORTATION, INC.
MOBILE DATA TECHNOLOGIES LTD.
TOTAL E&S, INC.

By:	/s/ Danielle Hunter
Name: Danielle Hunter
Title: Executive Vice President and General Counsel

ESP COMPLETION TECHNOLOGIES LLC
TELLUS OILFIELD INC.
TIGER CASED HOLE SERVICES, INC.

By:	/s/ Danielle Hunter
Name: Danielle Hunter
Title: Executive Vice President and General Counsel

C&J CORPORATE SERVICES (BERMUDA) LTD.

By:	/s/ Danielle Hunter
Name: Danielle Hunter
Title: Director

CJ LUX HOLDINGS S.À R.L.
PENNY GLOBAL HOLDINGS S.À R.L.
PENNY GLOBAL LEASING S.À R.L.
PENNY LUXEMBOURG FINANCING S.À R.L.
PENNY TECHNOLOGIES S.À R.L.

By:	/s/ Danielle Hunter
Name: Danielle Hunter
Title: Type A Manager

COPPER IRELAND FINANCING I LTD.
COPPER IRELAND FINANCING II LTD.

By:	/s/ Danielle Hunter
Name: Danielle Hunter
Title: Director

C&J INTERNATIONAL B.V.

By:	/s/ Danielle Hunter
Name: Danielle Hunter
Title: Managing Director A

C&J INTERNATIONAL MIDDLE EAST FZCO

By:	/s/ Angus Fraser
Name: Angus Fraser
Title: General Manager

CORTLAND CAPITAL MARKET SERVICES LLC, as Agent and on behalf of the Consenting Lenders

By:	/s/ Polina Arsentyeva
Name: Polina Arsentyeva
Title: Associate Counsel

Schedule 4(b)

Specified Covered Accounts

Entity	Bank	Account Number
C&J Well Services, Inc.	Citibank	30913054
CJ Holding Co.	Citibank	30976469
C&J Well Services, Inc.	JPMorgan	603147690
KVS Transportation, Inc.	Wells Fargo Bank	4160099362
Blue Ribbon Technology, Inc.	Amegy Bank N.A.	0054026632
C&J Spec-Rent Services, Inc.	Comerica Bank Energy Services Lending	1881121519
C&J Spec-Rent Services, Inc.	Comerica Bank Energy Services Lending	1881740490
C&J Spec-Rent Services, Inc.	Comerica Bank Energy Services Lending	1881588683
C&J Spec-Rent Services, Inc.	Wells Fargo Bank, N.A.	4124216136
C&J Spec-Rent Services, Inc.	Wells Fargo Bank, N.A.	4124136623
C&J Spec-Rent Services, Inc.	Wells Fargo Bank, N.A.	4122203268
ESP Completion Technologies LLC	Amegy Bank	54024982
Penny Global Holdings S.à r.l.	ING Luxembourg S.A.	LU70 0141 8559 1870 3010
Penny Global Leasing S.à r.l.	ING Luxembourg S.A.	LU38 0141 4559 1850 3010
Penny Luxembourg Financing S.à r.l.	ING Luxembourg S.A.	LU78 0141 0559 1880 3010
Penny Technologies S.à r.l.	ING Luxembourg S.A.	LU54 0141 6559 1860 3010
Tellus Oilfield Inc.	Comerica Bank Energy Services Lending	1881588626
Tiger Cased Hole Services, Inc.	Wells Fargo Bank, N.A.	4129925392
Total E&S, Inc.	Compass Bank	33266944
Nabors Production Services Ltd. [n/k/a C & J Energy Production Services-Canada Ltd.]	HSBC Bank Canada	149-022557-070
Nabors Production Services Ltd. [n/k/a C & J Energy Production Services-Canada Ltd.]	HSBC Bank Canada	149-022557-001
Nabors Production Services Ltd. [n/k/a C & J Energy Production Services-Canada Ltd.]	HSBC Bank Canada	149-022476-001
Nabors Production Services Ltd. [n/k/a C & J Energy Production Services-Canada Ltd.]	HSBC Bank Canada	149-022557-003
C&J Corporate Services (Bermuda) Ltd.	The Bank of N.T. Butterfield	060 1569220010
C&J Corporate Services (Bermuda) Ltd.	The Bank of N.T. Butterfield	840 1569220022

Schedule 7(a)

Specified Securities Accounts

Entity	Bank	Account Number
C&J Well Services, Inc.	Citibank	2580000155
C&J Well Services, Inc.	Citibank	6510000207
C&J Well Services, Inc.	Citibank	3570000140
CJ Holding Co.	Bank of America	5S406B85-428407

Exhibit A

Terms of Agreed Restructuring Transaction